Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2021, relating to the financial statements of Behavioral Health Services, LLC and Subsidiaries for the period from January 1, 2020 to November 20, 2020 and for the year ended December 31, 2019.

/s/ Plante & Moran, PLLC

Denver, Colorado

August 9, 2021